Exhibit 99.1 200 E. Randolph Street Suite 7700 Chicago, Illinois 60601‑7702 (312) 274-2000

Contact:

VANCE C. JOHNSTON
Executive Vice President and CFO
SP Plus Corporation
(312) 521-8409
vjohnston@spplus.com

FOR IMMEDIATE RELEASE

SP Plus Corporation Announces Date for
2017 Annual Meeting

CHICAGO, Illinois - March 10, 2017 - SP Plus Corporation (SP+), (Nasdaq: SP), a leader in parking management, ground transportation and ancillary services, today announced that its 2017 annual stockholders meeting will be held on May 9, 2017, at 4:00 p.m., local time, at the Radisson Blu Aqua Hotel, 221 N. Columbus Drive, Chicago, Illinois. It also has set the close of business on March 31, 2017, as the record date for the annual stockholders meeting.

SP+ provides professional parking, ground transportation, facility maintenance, security, and event logistics services to property owners and managers in all markets of the real estate industry. The Company has more than 22,000 employees and operates approximately 3,700 facilities with 2.0 million parking spaces in hundreds of cities across North America, including parking-related and shuttle bus operations serving more than 70 airports. USA Parking System, a wholly owned subsidiary, is one of the premier valet operators in the nation with more four and five diamond luxury properties, including hotels and resorts, than any other valet competitor. The Company’s ground transportation division transports approximately 42 million passengers each year; its facility maintenance division operates in dozens of U.S. cities; and its SP+ GAMEDAY operating group provides a wide range of event logistics services. For more information, visit www.spplus.com.

###